Exhibit 10.22

                               PURCHASE AGREEMENT

     This Agreement made and entered into as of October 22, 1998 by and between Advanced Optics Electronics, Inc., a Nevada corporation having its principal place of business at 8301 Washington Street Northeast, Albuquerque, NM 87113 ("ADOT") as Seller and Wang Family Trust LTD., a Hong Kong corporation having its North American office Wang Tr, c/o Leggat Baldwin Keesmaat, 20 Hughson St. South, Hamilton, Ontario, Canada, L8N 3P6, as buyer.

     WHEREAS, ADOT is in the process of manufacturing products for electronic outdoor flat panel displays ("the Products" and/or "the Units"), and is the sole owner of certain proprietary rights relating to such Products including, but not limited to all rights relating to United States Patent Number 5198920 and United States Patent Pending Number 8298422, therefore it is agreed:

     A. That ADOT will utilize its proprietary semiconductor processing technology to maximize pixel density and reduce activation voltage increasing light transmission (brightness) through a reduction in the surface area of the PLZT material required for the non-transmissive electrodes. Advanced Optics Electronics, Inc. will provide a high density electro-optic light valve array which has reduced operating voltage, enhanced speed of operation, minimum cross-talk between pixels, and high brightness. Additionally, Advanced Optics Electronics, Inc. will provide a manufacturing process for a high density electro-optic light valve array using modified silicon semiconductor photolithography, etching, and thin film deposition technology and equipment.

          Advanced Optics Electronics, Inc. shall provide a high density electro-optic light valve array with reduced operating voltages compatible with or to exceed current commercially available silicon large scale integration technology and display circuitry for use with liquid crystal displays.

          Advanced Optics Electronics, Inc. shall provide a high density electro-optic light valve array with minimized electrode line widths and maximized light transmission capabilities and provide a manufacturing process capable of producing electro-optic light valve arrays with densities of up to 1.5 million pixels per square inch.

     B. That such reduction is an important inducement and benefit to Buyers and to significantly reduce Buyer's cost of operations of the Products.

     C. That Wang desires that ADOT build, test, and install two large scale electronic flat panel moving color image display boards, hereinafter referred to as Units A and B capable of being viewed by interstate motorists at a distance of no less than one hundred and fifty feet by

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          employing  the  above  referenced  developments  by ADOT  to  minimize operating voltages that will be required by Buyer to employ in its operation of the Products.

     D. Due to the confidential nature of technical processes and systems described in this Agreement and matters of confidential concern to Buyer in its industry; Buyer and Seller jointly agree not to disclose the terms and conditions herein unless to a U.S. domestic bank for financing of all or a portion of the purchase herein. When this Agreement is completed disclosure may be made.

     E. In the event that any part of this Agreement is breached or violated, Buyer then shall have the option terminate this Agreement. In the event this Agreement is terminated all unused funds shall be remitted to the Buyer including interest at seven (7%) per cent per annum.

     NOW, THEREFORE, in consideration of the mutual promises contained herein, ADOT and Wang agree as follows:

     1.   Product Description

          (a) Two large scale outdoor flat panel displays Units Size 13 ft high X 36 Ft. wide.

          (b) Employment of ADOT's Patented Spatial Light Modulator (SLM) optical light valve and all other Patents pending or applied for held by ADOT related to flat panel displays.

          (c)  Levels of Achievement Required Pixel Density:  minimum 40 Framing
               Rate: minimum 2,000 Contrast Ratio: minimum 200

     2.   Installation Per Unit Display.

          (a)  Delivery allowance                                      $4,500
          (b)  Erection/site Preparation Allowance                     $16,250
          (c)  Computer interface Allowance                            $12,500
          (d) All sites are to have reasonable access, at ground level or not more than 30' of elevation.

3.       Price.
         ------

          (a)  $885,000 for first Display unit "A"
          (b)  $825,000 for second Display unit "B"

4.   Verification Unit A.
     --------------------

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          (a)  Phase I - Draw Unit A. A New Mexico  based  partner of a mutually acceptable accounting firm will verify the serial number of the designated board for Wang. Said verification must indicate that said board is under construction. At this point ADOT shall receive payment via check or Letter of Credit for $65,000 to be applied on the purchase of the first Display Unit.

          (b) Phase II - Draw Unit A. Upon verification by a New Mexico based partner of a mutually acceptable accounting firm that the Levels of Achievement required herein have been demonstrated, ADOT shall receive additional payment via check or Letter of Credit for $265,000 to be applied on the purchase of the first Display Unit.

     5.   Verification Unit B.
          --------------------

          (a) Phase I - Draw Unit B. A New Mexico based partner of a mutually acceptable accounting firm will verify the serial number of the designated board for Wang. Said verification must indicate that said board is under construction. At this point ADOT shall receive payment via check or Letter of Credit for $65,000 to be applied on the purchase of the first Display Unit.

          (b) Phase II - Draw Unit B. Upon verification by a New Mexico based partner of a mutually acceptable accounting firm that the Levels of Achievement required herein have been demonstrated, ADOT shall receive additional payment via check or Letter of Credit for $265,000 to be applied on the purchased of the first Display Unit.

     6.   Payment Upon Completion of Unit A.
          ----------------------------------

          (a) Upon delivery to the designated installation site and field testing of electronic display lighted circuitry, ADOT shall receive additional payment via check or Letter of Credit for $165,000.

          (b) The balance shall be payable as follows: $100,000 within 5 business days after installation and testing is complete.

          (c)  $290,000 within 60 days thereafter.

     7.   Payment Upon Completion of Unit B.
          ----------------------------------

          (a) Upon delivery to the designated installation site and field testing of electronic display lighted circuitry ADOT shall receive additional payment via check or Letter of Credit for $165,000.

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          (b)  The  balance  shall be  payable  as  follows:  $100,000  within 5 business days after installation and testing is complete.

          (c)  $230,000 within 60 days thereafter

     8.   Buyer Inspection Units A and B.
          -------------------------------

          (a) ADOT shall pay the costs for up to two representatives of Wang to travel (including lodging) business class, to ADOT's assembly factory in order to observe testing procedures in an outdoor venue of each board ordered herein.

          (b) After two boards have been successfully delivered and installed, ADOT shall have no further obligation to pay for travel costs of representatives of Wang.

     9.   Delivery Times.
          ---------------

          (a) ADOT shall be required to deliver the initial flat panel display, Unit A, no later than August 31, 1999, or at the time that ADOT has commenced limited or full production of flat panel displays, whichever shall occur first.

          (b) ADOT shall be required to deliver the second flat panel display, Unit B, no later than February 15, 2000.


     10. Territory Provision. ADOT agrees that it shall not sell directly or allow the indirect sale of any large scale outdoor flat panel display(s) to any other third party customer/user, licensee or agent located within 50 miles of either location identified herein of Wang wherein said display will be to promote directly or indirectly any retail product which is sold or displayed by Wang. This Agreement to restrict shall be valid for two years after completion of installation by ADOT of the initial display for Wang and is offered by ADOT as an inducement to Wang.

     11. Product Testing. Upon notification by ADOT to Wang of the completion of the initial assembly and testing of the Product by or under the direction of ADOT, any Acceptance Test shall be performed at a mutually designated location in the presence of representatives of Wang. If the Acceptance Test is successfully completed, Wang will complete the agreed upon payment schedule. If the Acceptance Test is not successfully completed, ADOT shall use its best efforts to make the necessary corrections to the Product within thirty days of receipt of Wang's notice of nonacceptance, at which time the


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          Acceptance Tests shall again be conducted.  The Acceptance Test may be repeated until it is successfully completed as provided herein.

     12.  Obligations of ADOT under this Agreement during  Construction  Period.

          (a) Progress Reports and Meetings. During the construction period at such times and in such manner or format as Wang shall reasonably request, ADOT shall submit to Wang reports summarizing ADOT's progress on the construction of the Panel.

          (b) Maintenance. During the development period, ADOT shall provide at Wang's expense, up to two (2) liaison persons and such training and instruction as is reasonably necessary to provide Wang with sufficient technical understanding of the Product and its operation and use.

     13.  Representations Warranties and Covenants of ADOT.

          (a)  ADOT represents, warrants and covenants as follows:

               (i) It is duly organized, validly existing as a Nevada corporation and has full legal right, power and authority to enter into, execute and perform its obligations under this Agreement, which constitutes the legal, valid and binding obligation of ADOT, enforceable in accordance with its terms.

               (ii) It is the sole  owner or  otherwise  has all  rights  to the patents, patent applications, trademarks, technology and know-how which are the subjects of this Agreement and such rights are not subject to any encumbrance, lien or claim of ownership by any third party.

               (iii)All of the patents,  patent  applications and the trademarks which are the subject of this Agreement are valid and enforceable in all material respects.

               (iv) ADOT is aware of no fact which puts in question the validity or enforceability of any of the patents, patent applications or the trademarks, nor does or will the use of the patents, patent applications, trademarks, technology or know-how infringe upon the patents, trademarks or proprietary property of anyone else.

               (v) To the best of ADOT's knowledge no third party is engaged in any activity which would constitute a misappropriation of any of the subject matter of this Agreement.

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     14.  Technical  Services of ADOT.  During the term of this  Agreement up to
          Wang's Acceptance at Wang's expense, ADOT agrees to provide such reasonable technical assistance including training, testing, specific consultations, and other technological support services as may be reasonably required by Wang to enable Wang to use the display in a productive manner.

     15. Definition of Improvements. For purposes of this Agreement the term "Improvements" shall mean all modifications, revisions, upgrades, new technology, new models, or other improvements to the Product, know-how or technology which are incorporated into or relate to the Product or any part thereof, or the commercial applications presently utilizing the Product, as well as all processes, machines, manufacturers or composition of matter which ADOT of any affiliate may conceive, develop, acquire or otherwise obtain rights to during the term of this Agreement which relate to the Product or any of its parts or the commercial applications presently utilizing such Product. ADOT further agrees that:


                    1. The flat panel displays will include a spatial light modulating semiconductor device, which will be line-addressed and of compact size. More particularly, the display should include a line-addressable spatial light modulator, wherein a detectable metallized membrane defining a deformable mirror is mounted above a semiconductor substrate in spaced relationship with respect thereto.

                    2. The membrane in the modulator will have a matrix array of floating conductive field plates disposed on an insulating layer covering the substrate to define an array of air gap capacitor cells addressable by an x-y matrix array of field effect address transistors formed in the substrate with the degree of membrane deflection of each air gap capacitor cell being dependent upon the corresponding field effect address transistor.

                    3. The application for such a solid state spatial light modulator is in combination with a large matrix-area charge coupled device light imager for use in obtaining real-time, two-dimentional optical transforms. The solid state spatial light modulator will include a membrane modulator on the backside of a large matrix area charge coupled device (CCD) light imager. In this type of light modulator, an electronic charge


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                         should be input into the front side of the CCD  imager,
                         with the entire frame being subsequently transferred to the backside membrane modulator structure through the semiconductor substrate of thinned silicon material. Thinning and subsequent additional backside processing should provide the support for the membrane modulator, while flatness and the front-side CCD operation are maintained. The membrane will be applied to the silicon substrate and the subsequent electrical bonding to both the CCD and the membrane. This type of solid state
                         light   modulator   involves   device   processing  and
                         patterning   on  both   sides   of  the   semiconductor
                         substrate.

                    4. Membrane-type light modulators should produce a photo-induced charge in the depletion region of the air gap capacitor associated with the portion of the metallized membrane through which residual light is transmitted. There will be an increase in the thickness of the metal layer of the membrane to render the membrane more opaque to incident light. The thickened metal layer of the membrane structure reduces the deflection response of the membrane, thereby increasing the required operation voltages to a desirable degree for affecting a desired membrane deflection response. The Spatial Light Modulators will employ a deformable membrane structure as a component thereof when the collapse voltage of the membrane is exceeded. In this instance, the membrane collapses into engagement with the gate oxide surface of the semiconductor substrate when the voltage applied to the membrane exceeds a predetermined magnitude, and the membrane remains bonded to the gate oxide surface even after removal of the voltage applied to the membrane.

                    5. The spatial light modulator which is of a compact small size and is line-addressed via a CCD delay line signal input, wherein a metallized membrane defining a deformable mirror disposed in spaced relationship with respect to a semiconductor substrate of one conductivity type cooperates with an x-y matrix array of floating conductive metallic field plate members disposed on an insulating layer covering the substrate. Together, the metallized membrane and the metallic field plate members define an array of air gap

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                         capacitor  cells  addressable  by field effect  address
                         transistors formed in the semiconductor substrate in a line-by-line addressing scheme.

                    6. The metallized membrane comprises at least one thin metal layer presenting a light reflective surface to incident light mounted on a flexible non-metallic carrier layer of organic polymeric material such as nitrocellulose. The array of field effect address transistors should be formed in the semiconductor substrate in a number of different configurations but generally includes respective drain regions of the other conductivity type or opposite to that of the semiconductor substrate and common to all of the field effect address transistors arranged in a single column of the x-y matrix array of address transistors. Additionally, a second doped region should be disposed in the semiconductor substrate and extending substantially beneath a respective column of floating metallic field plates. An upstanding grid of conductive polycrystalline semiconductor material, such as polysilicon, is disposed on the insulating layer of the semiconductor substrate extending upwardly therefrom and overlaying the respective drain regions of the other conductivity type. The metallized membrane structure is mounted upon suitable contacts applied to the upstanding grid of polysilicon material so as to be disposed in space relationship with respect to the individual floating metallic field plates in defining one plate of each cell included in the array of air gap capacitor cells. Light incident upon the membrane structure is essentially reflected by a surface of the metal layer thereof. The individual floating metallic field plates form the other plate of the respective air gap capacitor cells and are opaque to light such that any light leakage transmitted through the metallized membrane is prevented from depleting charge in the active regions of the array of filed effect address transistors.

                    7. The membrane structure is subjected to a bias voltage of a predetermined magnitude, while the individual floating metallic field plates derive a signal input for each column or row thereof from a charge-coupled device delay line which addresses the field effect address transistors on line at a time. A decoder is

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                         connected to the plurality of air gap  capacitor  cells
                         included in a row of columns of the matrix array, the decoder being operable to select one line of the air gap capacitor cell at a single time for readout.

                         Variations in the configuration of the x-y matrix array of field effect address transistors included and embodiment wherein the second doped region of the other conductivity type extends fully between the common drain regions of the other conductivity type and the channel stop region of the same one conductivity type and the channel stop region of the same one conductivity type as the substrate, thereby being disp9osed beneath the floating metallic field plates and partially beneath the upstanding grid of polysilicon material. Another embodiment also included will be a self-aligned high energy implant of a dopant material of the other conductivity type in the area between adjacent sections of the upstanding polysilicon grid structures so as to produce an implanted doped region of the other conductivity type having a first portion of increased depth below the subsequently deposited matrix array of floating metallic field plates and a shallow peripheral portion extending into engagement with the channel stop region and to the boundary of the upstanding polysilicon grid structure in spaced relationship to the drain region. Another embodiment employs a buried drain regions of the other conductivity type which are implanted to a depth within the semiconductor substrate below the surface thereof on which the insulating layer is disposed. The second doped region of the other conductivity type underlying the matrix array of floating metallic filed plates should extend partially beneath the upstanding polysilicon grid structure in the area proximally related to the buried drain region, but is spaced from the channel stop region disposed on the opposite side thereof.

                         The light valve technology will have the same technology as the active matrix twisted pneumatic LC technologies for direct view and camcorder applications. Because the electro-optical effect is polarization rotation, this technology requires a polarizer and an analyzer. The addressing mode is electrical and requires a switching device (non-Linear

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                         element) for each individual pixel in order to obtain a
                         high contrast for a high information content light valve. This switching device will be a two-terminal device  (MIM,PIN-diode,  or TFD-R) or a  three-terminal
                         device   (this  film   transistor,   TFT).   Thin  film
                         transistors made in hydrogenated amorphous silicon on glass or in high temperature polysilicon on quartz should be used. Thin Film Diode + Reset )TFD-R) active matrix LC light valves have a thin film diode as switching device and a four - voltage level row drive scheme (also called reset drive scheme). The active plate requires only three mask steps and the TFD occupies only 1 percent of the pixel area, resulting in a large aperture ratio. The light valves will have a two-terminal switches with a non-uniform transmission of the light valve due to the spread of the forward voltage of the switch. The special driving schemes for the TFD-R and the D2R two-terminal switch technologies eliminate this non-uniformity. The light valve for 256 gray scales and a contrast ratio in excess of 200:1, The electron field-effect mobility of a-Si is low (0.2-1cm2/V s). Because the hold mobility is even lower, alla-Si8 thin film transistors are n-channel
                         type   common   structure   for  the  a-Si   thin  film
                         transistors in the inverse-staggered structure. This technology requires eight mask steps and crossovers. A forward staggered (or top gate) structure is also possible in a-Si TFT technology. High temperature (HT)
                         (600-1000(Degree)Company)p-Si   thin  film  transistors
                         will be fabricated on PLZT substrates. High temperature p-Si TFT's have a self-aligned structure and a high field-effect mobility. Integrated HT p-Si row and column drivers are possible because of this high field effect mobility. The contrast ratio of the light valve will be based on a projection lens that can accept light rays within a certain solid angle from each pixel.

                    8.   The overall  transmission  will have a T light valve of
                         10.5 percent for an active matrix light valve with an aperture ration of 35 percent.

16.  Confidentiality.

     (a) Agreement not to Disclose. The parties hereby agree that they will not publish, disclose to any third party (except to their own employees or technical consultants to the extent necessary to permit


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          them to perform  their  obligations  hereunder),  or otherwise use for their own benefit a copy of this Agreement or any technical or confidential information, know-how or other proprietary information of the other party heretofore or hereafter disclosed to them pursuant to this Agreement without the prior written approval of such other party. The parties shall not disclose any technical information, know-how or other proprietary information of the other party to any of their employees or consultants pursuant hereto unless such employees or consultants have entered into a non-disclosure Agreement satisfactory to the other party. No customer or distributor shall be furnished with
          any  technical  or  confidential   information,   know-how,  or  other
          proprietary  information  of ADOT or Wang and until such  customer  or
          distributor   has  agreed  in   writing   to  keep  such   information
          confidential. The provisions of the Section shall not apply to information which (i) was at the time of disclosure to the other party a part of the public domain by publication or otherwise, (ii) was already properly and lawfully in the possession of the other party at the time it was received, (iii) was lawfully received by the other party without restriction from a third party, or (iv) is required by law to be disclosed (but only to the extnet of such required
          disclosure).   The   provisions  of  the  Section  shall  survive  any
          expiration or termination of this Agreement.

     (b) Equitable Relief. The parties hereto acknowledge and agree that any breach of the terms of this Section would cause irreparable harm to the injured party, and agree that the injured party shall be entitled, in addition to whatever remedies shall be available at law, to injunctive relief or other equitable remedies with respect to any such breach.

17. Assignability. This Agreement shall no be assignable by either Wang or ADOT, except that each of Wang and ADOT shall have the right at any time to assign, in connection with its merger or consolidation or the sale of substantially all of its assets utilized in the business to which this Agreement relates, any or all of the rights and interest herein granted, without the necessity of obtaining the consent of the other party, to the surviving or purchasing entity who shall expressly assume and agree to perform all of the obligations of said party pursuant hereto.

18. Relationship of Parties. It is expressly agreed that the relationship hereby established is solely that of manufacturer and consumer. It being understood that Wang is acting for it own account and that it has no authority to make, assume or create any representation, warranty, Agreement, guarantee, claim or settlement on behalf of ADOT with respect to the Products or otherwise.

19. Force Majeure. Neither party shall be responsible for any failure to comply with the terms of this Agreement due to force majeure or acts of God,

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     including, but not limited to, fire, storm, flood,  earthquake,  explosion, accident,  acts of the public enemy,  war, riot,  rebellion,  insurrection,
     sabotage,    epidemic,    quarantine,    restrictions,    labor   disputes,
     transportation embargoes, failures or delays in transportation or the mails, failures or delays of suppliers or subcontractors, acts of any government, whether national, state, local, foreign or otherwise, or any agency thereof, or judicial action.

20. Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be deemed to be properly given when sent by registered or certified mail, return receipt, requested, addressed as follows:

          If to ADOT:

                           Advanced Optics Electronics, Inc.
                           8301 Washington Street NE
                           Albuquerque, NM   87113


          If to Wang:

                           Wang Family Tr. LTD
                           20 Hughson Street South
                           Hamilton, Ontario
                           Canada   L8N 3P6

21. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of each State where final installation is to be completed.

22. Waivers; Amendments. No waiver of any rights hereunder by either party shall operate as a waiver of any other rights, or of the same right with respect to any subsequent occasion for its exercise, or of any right to damages. No waiver by either party of any breach of the Agreement shall be held to constitute a waiver of any other breach or a continuation of the same breach. All remedies provided by this Agreement are in addition to all other remedies provided by law. This Agreement may not be amended except by a writing signed by each of the parties hereto.

23. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the permitted successors and assigns of the parties hereto.

24. Severability. If any condition of the Agreement should be determined to be unenforceable or illegal, it shall be deemed severable from the other provisions hereof, which shall remain valid and enforceable. In the event that the relative benefits, liabilities and obligations of either party to the

     Agreement, as compared to those of the other party hereto, are significantly increased or reduced by the action of any judicial or administrative authority, the parties agree to enter into immediate good faith negotiations to amend this Agreement in a manner which will fulfill the original intention of the parties in a legal manner. This Agreement shall remain in full force and effect during the course of such negotiations and thereafter until validly amended.

25. Counterparts. This Agreement may be executed in three or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


26. Prior Understandings. This Agreement represents the complete Agreement of the parties with respect to the transactions contemplated hereby and supersedes all prior Agreements and understandings.

27. Headings. Headings in this Agreement are included for reference only and shall have no effect upon the construction or interpretation of any part of this Agreement.

28. Arbitration. Any disAgreements arising out of the provisions of the Agreement will be decided in New York City, New York, in accordance with the Rules of the American Arbitration Association. Each party will appoint an arbitrator, and the two thus selected will designate a third. If either of the parties fails to appoint its arbitrator within sixty (60) days after receipt of notice of the appointment, by the other, of its arbitrator, or if the arbitrators fail to appoint a third, then the American Arbitration Association will have the power, on the request of either party, to make the appointments which have not been made as contemplated above. The arbitration will be held as promptly as possible at such time and place as the arbitrators may determine. The decision of the majority of the arbitrators will be final and binding upon the parties hereto, and the expense of the arbitration will be shared equally by the parties. Judgement upon the award may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of endorsement as the case may be.

     IN WITNESS WHEREOF the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized and have caused their respective corporate seals to be affixed hereto as the date first above written.


(Corporate Seal)                              Advanced Optics Electronics, Inc.
                                                    A Nevada corporation


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


                                               By:  /s/ Leslie S. Robins
                                               Name: Leslie S. Robins
                                               Title:  Executive Vice President




(Corporate Seal)                                Wang Trust, LTD (Hong Kong)



                                                By:  /s/ A. N. Wang
                                                Name:  A. N. Wang
                                                Title:   President


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